Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 tel: 203 622 3131 fax: 203 622 6080 unitedrentals.com

United Rentals Announces Preliminary Third Quarter 2005 Earnings,

Raises 2005 Outlook and Provides Update on Special Committee Review

GREENWICH, Conn. – November 1, 2005 – United Rentals, Inc. (NYSE: URI) today announced that it expects diluted earnings per share of $0.76 for the third quarter of 2005. The company raised its full year 2005 outlook for diluted earnings per share to $1.68 to $1.75 from the previous range of $1.60 to $1.70. The company also expects to generate approximately $100 million of free cash flow after total capital expenditures of $800 million to $850 million.

Preliminary Third Quarter 2005 Financial Highlights

For the third quarter 2005 compared with last year’s third quarter:

•	Total revenues increased 15.9% to $984 million.

•	Same-store rental revenues increased 13.0%.

•	Contractor supplies sales increased 46.2% to $89 million.

•	Dollar utilization was 72.7%, an increase of 5.3 percentage points.

•	Rental rates for the general rentals segment increased 5.0%.

Third Quarter and First Nine Months 2005 Selected Business/Preliminary Financial Data

As previously announced, the company has delayed reporting final results for 2004 and will delay finalizing results for 2005 interim periods until after it reports 2004 results. Accordingly, the company will delay filing its third quarter 2005 Form 10-Q beyond the due date and the five-day extension period. The earnings, financial highlights, other selected financial data and 2005 outlook provided in this press release are preliminary and subject to change based on completion of the 2004 audit or the outcome of the previously announced SEC inquiry and the related internal review. This data should not be viewed as a substitute for full financial statements.

Total revenues for the third quarter of 2005 were $984 million, an increase of 15.9% compared with $850 million for the same period last year. The size of the rental fleet, as measured by the original equipment cost, was $3.96 billion and the age of the rental fleet was 39 months at September 30, 2005, compared with $3.70 billion and 40 months at year-end 2004.

Total revenues for the first nine months of 2005 were $2.61 billion, an increase of 15.1% compared with $2.27 billion for the first nine months of 2004. Cash flow from operations was $427 million during the first nine months of 2005 compared with $531 million during the 2004 period. Cash flow from operations during the first nine months of 2005 was lower than during the first nine months of 2004 primarily due to the impact of cash used for working capital in 2005.

Purchases of rental equipment were $677 million in the first nine months of 2005 compared with $465 million in the first nine months of 2004. Free cash flow during the first nine months of 2005 was negative $76 million compared with free cash flow of $216 million during the first nine months of 2004. The decline in free cash flow was primarily due to the $212 million increase in rental fleet investment and the impact of cash used for working capital in 2005.

The total cash balance was $151 million at September 30, 2005, an increase of $2 million from September 30, 2004. During August 2005, the company agreed to maintain a cash balance of $75 million in an investment account for a traffic control subsidiary to conduct traffic control business with the state of Florida. This cash is included in the total cash balance at September 30, 2005.

General Rentals Segment

Third quarter 2005 revenues for general rentals were $901 million, an increase of 16.8% compared with $772 million for the third quarter of 2004. Rental rates for the third quarter increased 5.0% and same-store rental revenues increased 12.9% from the third quarter of 2004.

Revenues for the first nine months of 2005 for general rentals were $2.41 billion, an increase of 16.0% compared with $2.08 billion for the first nine months of 2004. Rental rates for the first nine months increased 6.3% and same-store rental revenues increased 11.8% from the first nine months of 2004.

General rentals segment revenues represented 92% of total revenues for the first nine months of 2005.

Traffic Control Segment

Third quarter 2005 revenues for traffic control were $83 million, an increase of 6.2% compared with $78 million for the third quarter of 2004. Same-store rental revenues for the third quarter increased 13.9% from the third quarter of 2004.

Revenues for the first nine months of 2005 for traffic control were $200 million, an increase of 5.3% compared with $190 million for the first nine months of 2004. Same-store rental revenues for the first nine months increased 9.4% from the first nine months of 2004.

CEO Comments and Outlook

Wayland Hicks, chief executive officer, said, “Our strong performance this quarter reflects continuing success in improving rental rates, expanding our rental fleet, increasing time utilization and driving contractor supplies revenue growth. Dollar utilization of 72.7% in the third quarter was the highest we have ever achieved.

“To capitalize on future growth opportunities, we’re opening new branches in attractive markets. We expect to open 35 new branches in 2005, of which 30 are already operating. These new branches increase our presence in existing markets and expand our product offerings and footprint into new markets.

“In addition, we are growing our sales of contractor supplies at a rapid pace. These sales were up 46% compared with last year’s third quarter, and we now have completed our plan to open nine regional distribution centers throughout the United States and Canada to support future growth.

“These significant investments should allow us to capitalize on the continuing improvement in private non-residential construction spending.

“For the full year 2005, as a result of our favorable operating performance, we are raising our outlook for total revenues to $3.5 billion and for diluted earnings per share to a range of $1.68 to $1.75, while achieving free cash flow of approximately $100 million.”

Hicks also said, “We are making progress toward finalizing our financial results for 2004. We have been working diligently on concluding the restatements for the self-insurance reserves and the income tax provisions and are continuing to provide information to the special committee of the board reviewing matters relating to the SEC inquiry.

“We have also begun the work to restate our results for sale-leaseback transactions in 2000, 2001 and 2002, with aggregate reported gross profit of $34.2 million. Based on a preliminary assessment by the special committee, the accounting for most of those transactions was incorrect and appears to have been improper. When we receive the special committee’s final conclusions on this matter, we will take appropriate action with respect to anyone responsible for improper conduct.”

Update on Special Committee Review

The special committee of independent directors of the company’s board of directors is continuing to review matters relating to the previously disclosed SEC inquiry. As stated before, this inquiry appears to relate to a broad range of the company’s accounting practices and is not confined to a specific period.

As previously reported, the matters being reviewed by the special committee include several short-term equipment sale-leaseback transactions that occurred in 2000, 2001 and 2002. The company reported gross profit from these transactions of $12.5 million, $20.2 million and $1.5 million in 2000, 2001 and 2002, respectively.

The special committee review of these transactions, as well as its broader review relating to the SEC inquiry, is ongoing and no final conclusions have been reached. However, based on information available to date, the committee believes that the accounting for most of these sale-leaseback transactions was incorrect and appears to have been improper. The company expects to restate its results for applicable periods in relation to these transactions, and will take appropriate action with respect to anyone identified by the special committee as responsible for improper conduct.

Update on Restatements for Prior Periods

Self-Insurance Reserve Restatement Expected

The company previously announced that it expects to restate its financial statements for the years 2000 through 2003 and the first nine months of 2004 to correct the expense associated with the self-insurance reserve. This expense was too high in 2004 and 2003 and too low in 2002 and prior years. The company has concluded that the reserve level at year-end 2004 is appropriate.

Income Tax Restatement Expected

The company also previously announced that it expects to restate its financial statements for years prior to 2004 to correct the provision for income taxes. The company’s analysis of the impact of the restatement on aggregate income tax expense for periods prior to 2004 and for particular periods is not yet complete. The company believes this restatement will not impact results of operations for 2004.

Caution on Historical Financial Statements

In view of the expected restatements described above, investors are cautioned not to rely on the company’s historical financial statements.

Conference Call

United Rentals will hold a conference call today, Tuesday, November 1st, at 11 a.m. Eastern Time. The conference will be available live by audio webcast at unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 740 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.96 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Connecticut. Additional information about United Rentals is available at unitedrentals.com.

The company’s results for 2004 and the third quarter and first nine months of 2005 have not been finalized and, consequently, the results and other data for these periods are preliminary and subject to change. Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate, (5) rates may increase less than anticipated or costs may increase more than anticipated, (6) the audit of the company’s 2004 results has not yet been completed and, accordingly, previously announced data for 2004 are preliminary and subject to change, (7) the company’s results for the first three quarters of 2005 have not been finalized and, consequently, are preliminary and subject to change, (8) the evaluation and testing of the company’s internal controls over financial reporting have not yet been completed and additional material weaknesses may be identified, (9) the company may incur significant expenses in connection with the SEC inquiry of the company, the related internal review and the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, (10) there can be no assurance that the outcome of the SEC inquiry or internal review will not require changes in the company’s accounting policies and practices, restatement of financial statements, revisions of preliminary results or guidance, and/or otherwise be adverse to the company, (11) the company may be unable to deliver financial statements or make SEC filings within the time period required by its lenders or the indentures governing various securities, as amended, and (12) the estimated impact of expected restatements is preliminary and may change based upon additional analysis by the company or its auditors. Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the SEC. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

United Rentals, Inc.

Free Cash Flow GAAP Reconciliation

First Nine Months 2005

We define “free cash flow” as (i) net cash provided by operating activities less (ii) purchases of rental equipment and purchases of other property and equipment plus (iii) proceeds from sales of rental equipment and proceeds from sales of rental locations. Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between preliminary net cash provided by operating activities and free cash flow.

	Nine Months Ended September 30
	2005	2004
	(in millions)
Net cash provided by operating activities (1)	$426.7	$531.3
Purchases of rental equipment	(677.4)	(465.2)
Purchases of property and equipment (2)	(56.2)	(42.1)
Proceeds from sales of rental equipment (1)	228.4	192.2
Proceeds from sales of rental locations	2.9	—

Free Cash Flow	$(75.6)	$216.2

(1)	In the third quarter of 2005, the company determined that certain sales previously classified as “Sales of equipment and contractor supplies and other revenues” should be classified as “Sales of rental equipment.” As a result, certain amounts in prior periods have been adjusted to conform to the 2005 presentation. The reclassification had no impact on total revenues, total gross profit or free cash flow. The reclassification reduced 2004 net cash provided by operating activities by $32.9 million and increased proceeds from sales of rental equipment by the same amount.
(2)	Prior period amount has been adjusted to conform to current period presentation.

United Rentals, Inc.

Selected Summary Financial Data

September 30, 2005

Three Months Ended September 30, 2005
(Dollars in millions)
Total revenue	$984.4
Net cash provided by operating activities	$97.7
Purchases of rental equipment	$195.1
Purchases of property and equipment	$24.4
Dollar utilization	72.7%

As of September 30, 2005
(in millions)
Total debt	$2,935.8
Cash position plus borrowing availability *	$799.3

*	Includes full availability under the company’s $200 million accounts receivable securitization facility. In the event the company’s long-term senior secured ratings are downgraded below B2 by Moody’s Investors Service, Inc. or below B+ by Standard & Poor’s, this facility is subject to termination. The company’s current long-term senior secured ratings are B2 by Moody’s Investors Service, Inc. and BB by Standard & Poor’s.